Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2024, except for the effects of discontinued operations discussed in Note 2, and Note 15, as to which the date is March 31, 2025, relating to the consolidated financial statements of Predictive Oncology Inc (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Minneapolis, Minnesota

March 31, 2025